Exhibit 5.2

[Letterhead of]

CRAVATH, SWAINE & MOORE LLP

[New York Office]

July 26, 2017

Crown Castle International Corp.

Registration Statement on Form S-3

1,650,000 Shares of Mandatory Convertible Preferred Stock

Ladies and Gentlemen:

We have acted as counsel to Crown Castle International Corp., a Delaware corporation (the “Company”), in connection with (i) the preparation and filing with the Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form S-3 (Registration No. 333-203074) (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), and (ii) the Prospectus Supplement, dated July 21, 2017 (the “Prospectus Supplement”), of the Company, filed with the Commission and relating to the issuance and sale by the Company of an aggregate of 1,650,000 shares of 6.875% Mandatory Convertible Preferred Stock, Series A (the “Mandatory Convertible Preferred Stock”), par value $0.01 per share, of the Company, in accordance with the Underwriting Agreement, dated July 20, 2017 (the “Underwriting Agreement”), among Morgan Stanley & Co. LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and J.P. Morgan Securities LLC, as Representatives of the several Underwriters listed on Schedule I thereto (the “Underwriters”), and the Company. Pursuant to the Certificate of Designations (as defined below), shares of the Mandatory Convertible Preferred Stock are convertible into shares of the common stock of the Company, par value $0.01 per share (the “Conversion Shares”).

In that connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary or appropriate for the purposes of this opinion, including: (a) the Restated Certificate of Incorporation of the Company; (b) the Amended and Restated By-laws of the Company; (c) resolutions adopted by the Board of Directors of the Company on July 11, 2017 and July 16, 2017, and by the Pricing Committee of the

Board of Directors on July 20, 2017; (d) the Registration Statement; and (e) the Certificate of Designations establishing the preferences, limitations and relative rights of the Mandatory Convertible Preferred Stock (the “Certificate of Designations”). As to various questions of fact material to this opinion, we have relied upon representations of officers or directors of the Company and documents furnished to us by the Company without independent verification of their accuracy.

In rendering this opinion, we have assumed, with your consent and without independent investigation or verification, the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as duplicates or copies.

Based on the foregoing and subject to the qualifications set forth herein and subject to compliance with applicable state securities laws, we are of opinion that the shares of the Mandatory Convertible Preferred Stock, when issued and delivered to and paid for by the Underwriters pursuant to the Underwriting Agreement, will be validly issued, fully paid and nonassessable.

Based on the foregoing and subject to the qualifications set forth herein and subject to compliance with applicable state securities laws, we are of opinion that the Conversion Shares issuable upon the conversion of the Mandatory Convertible Preferred Stock, when issued and delivered in the manner provided in the Certificate of Designations, will be validly issued, fully paid and nonassessable.

We are admitted to practice in the State of New York, and we express no opinion as to matters governed by any laws other than the laws of the State of New York and the General Corporation Law of the State of Delaware and the Federal laws of the United States of America.

We are aware that we are referred to under the heading “Legal Matters” in the Prospectus Supplement. We hereby consent to such use of our name therein and to the filing of this opinion as Exhibit 5.2 to the Company’s Current Report on Form 8-K filed on July 26, 2017, and to the incorporation by reference of this opinion into the Registration Statement. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Cravath, Swaine & Moore LLP

Crown Castle International Corp.

1220 Augusta Drive, Suite 600

Houston, Texas 77057-2261

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